CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

                                                   Thirteen weeks ended           Twenty-six weeks ended
                                                June 29, 1997  June 30, 1996   June 29, 1997   June 30, 1996
                                                  ---------       ---------      ---------       ---------
Income from continuing operations                 $  194,733      $  137,239     $  329,797     $  223,687
Income from discontinued operations                                   12,777                        15,679
                                                   ---------       ---------      ---------      ---------
Net Income                                        $  194,733      $  150,016     $  329,797     $  239,366
                                                   =========       =========      =========      =========

Weighted average
  number of
  common shares
  outstanding                                        141,621         140,845        141,521        140,763
                                                   =========       =========      =========      =========

Income per share from continuing operations            $1.38           $0.98          $2.33          $1.59
Income per share from discontinued operations                           0.09                           .11
                                                       -----           -----          -----          -----
Net income per share                                   $1.38           $1.07          $2.33          $1.70
                                                       =====           =====          =====          =====
